UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 4, 2013

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13950 Stowe Drive
Poway, California 92064
(Address of principal executive offices, including zip code)
(858) 726-1600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2013, the Board of Directors (the “Board”), of Digirad Corporation, (the “Company”), approved the salaries and bonuses to be paid to the Company's executive officers for the 2013 fiscal year and adopted the Company's 2013 Executive Incentive Bonus Plan for the 2013 fiscal year (the “2013 Executive Incentive Plan”), after such matters were approved and recommended by the Board's compensation committee.

Base Salary

As part of the adoption of the 2013 Executive Incentive Plan, the compensation committee decided to not increase the salaries of any of Company's executive officers from their previously reported levels. The 2013 salaries of the Company's named executive officers are as follows:

2013 Base Salary

Todd P. Clyde	$335,000
Matthew G. Molchan	$275,000
Jeffry R. Keyes	$235,000
Virgil J. Lott	$235,000
Cash Bonus

Cash bonus payouts for our named executive officers pursuant to the 2013 Executive Incentive Plan will be based on a percentage of base salary and payable based on the following payment targets:

	Cash Target Bonus	Target % of Salary

Matthew G. Molchan	$165,000	60%
Jeffry R. Keyes	$94,000	40%
Virgil J. Lott	$94,000	40%

For each of Messrs. Molchan, Keyes and Lott, the 2013 Executive Incentive Plan will be based 75% on achievement of a 2013 consolidated Earnings before Interest, Taxes, Depreciation and Amortization measure (“EBITDA”), and 25% on the achievement of personal management objectives, as determined by the Board, which include certain targets related to the Company's strategic objectives. In order to be eligible for a minimum of 35% of the target bonus payout under the Executive Incentive Plan, minimum thresholds of 90% of a consolidated revenue objective, 95% of a consolidated EBITDA objective, and 90% of a consolidated free cash flow objective must be achieved. Each Executive is able to earn up to 150% of their target bonus based on achievement of a consolidated EBITDA measure, with EBITDA and associated cash bonus paid on a linear basis between 95% of consolidated EBITDA and 187% of consolidated EBITDA.

For each of Messrs. Molchan, Keyes and Lott, the minimum free cash flow target may not be achieved as a result of under-spending the budgeted capital expenditures, but can be missed as a result of overspending budgeted capital expenditures. The actual bonuses payable (if any) for the achievement of such objectives will be determined by the compensation committee, and will be payable upon the completion of the financial audit of the consolidated financial statements, but in any event not later than March 15, 2014, subject to each such named executive officer's employment through the date of payment.

Pursuant to the executive employment agreement, as amended, dated as of March 8, 2013, entered into by and between the Company and Mr. Clyde, a copy of which is filed with the Current Report 8-K/A on March 13, 2013 as exhibit 10.1, Mr. Clyde was eligible to receive a performance bonus conditioned upon achievement of certain corporate performance milestones as well as personal performance milestones.

Equity Grants

As part of the adoption of the 2013 Executive Incentive Plan, the compensation committee decided that, as part of a long-term retention mechanism and to incentivize the named executives to increase the value of the Company to the shareholders, the following stock option grants would be awarded. For each stock option grant, 25% of options subject to grant will vest 12 months after the grant date, with the remaining options vesting in equal monthly installments over the remaining 36 month term. The stock options will have a life of 7 years from the grant date.

Stock Option Grant (units)

Matthew G. Molchan	80,000
Jeffry R. Keyes	40,000
Virgil J. Lott	40,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Date:    June 5, 2013